Exhibit 99.2

Conference Call Transcript
August 3, 2010

CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — Corporate Finance Group

George Glatfelter

Glatfelter — Chairman, CEO

John Jacunski

Glatfelter — SVP, CFO

Dante Parrini

Glatfelter — EVP, COO

CONFERENCE CALL PARTICIPANTS

Anna Torma

Soleil Securities — Analyst

Paul Mammola

Sidoti & Company — Analyst

PRESENTATION

Operator

At this time I would like to welcome everyone to the second quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. (Operator Instructions). Thank you.

Mr. Glenn Davies, you may begin your conference.

Glenn Davies - Glatfelter — Corporate Finance Group

Thank you, Brandy. Good morning and welcome to Glatfelter’s second quarter earnings conference call. Joining me on the call this morning are George Glatfelter, our Chairman and Chief Executive Officer; Dante Parrini, Executive Vice President and Chief Operating Officer; and John Jacunski, our Senior Vice President and CFO.

Before we begin I’ll make a few comments. First, during today’s call we will use the term “adjusted earnings,” a non-GAAP financial measure, as it excludes from our GAAP-based results certain items that we do not consider to be part of our core business operation. A reconciliation of adjusted earnings to our GAAP-based results, together with a discussion of why we use this measure, is included in today’s earnings release.

Second, any statements made today concerning our expectations about future trends or performance are forward-looking statements. Please refer to our 2009 Form 10-K available on our website for factors that could cause actual results to differ materially from these forward-looking statements. These statements are only as of today and we undertake no obligation to update them.

Finally, we provided a slide presentation that is available on our website and through the webcast provider. You may want to refer to these slides to enhance your understanding of our results this quarter. Thank you.

I’ll now turn the call over to George.

George Glatfelter - Glatfelter — Chairman, CEO

Okay thank you, Glenn. Good morning everyone and welcome. I hope you’ve had the opportunity to review our second quarter earnings release issued this morning. We had a good quarter. Adjusted earnings for the second quarter improved significantly compared to last year. Our earnings were $919,000 or $0.02 per share compared with a loss of $10.1 million or $0.22 per share in the same quarter of 2009.

I’m pleased with these results. They were driven by strong top-line growth as well as through operating efficiencies and cost control measures we’ve worked very hard to instill throughout our business.

During the quarter we once again benefited from the depth and the diversity of our product portfolio. Revenue grew by 30%, including organic growth of 11%. We experienced increased shipping volume in nearly every market we served. The increased volume enabled us to operate at capacity and eliminated costly down time and, when coupled with our ongoing focus on cost reduction through established, continuous improvement initiatives across the Company, allowed us to substantially increase our earnings.

We continue to be disciplined with the use of cash in the business and, as a result, generated substantial free cash flow during the quarter of $53 million. Also, our balance sheet remains strong and at the end of the quarter the Company had healthy levels of available liquidity that John will speak to in a moment.

Finally, the integration of Advance Airlaid Materials is progressing well. We’ve strengthened the management team, established productive relationships with our new customer base and we’re on track to meet the earnings accretion targets we’ve established.

I’ll now turn the call over to John to provide more in-depth comments about the second quarter results. John?

John Jacunski - Glatfelter — SVP, CFO

Thank you, George. This morning we reported second quarter earnings of $103,000. When adjusted to exclude acquisition integration related costs and Timberland sales we earned $919,000 or $0.02 per share.

As shown on slide four, the primary changes in adjusted earnings per share in the comparison of this quarter’s results to the second quarter of 2009 were higher operating income from the Specialty Papers business unit increased earnings per share by $0.16. Higher operating income from the Composite Fibers business unit increased earnings per share by $0.10.

Operating from the Advance Airlaid Materials business unit added $0.03. Increased net interest expense, primarily related to the Concert Acquisition, reduced earnings per share by $0.04 and a higher effective tax rate reduced earnings per share by $0.02.

Looking at the performance of each of our businesses this quarter, Specialty Papers’ operating profit was $2.7 million in this year’s second quarter compared with a loss of $6.4 million in the 2009 second quarter.

Slide seven presents a waterfall chart of the improved results, which were driven by shipping volumes that increased 9.7% and improved mix and a lack of machine down time this year. The impact of higher selling prices was offset by higher input costs, primarily related to purchase pulp prices.

During the quarter we completed the annual maintenance outages at both of our facilities in line with our expectations. The total cost of the outages was $19.6 million or $0.28 per share compared to $16.1 million or $0.23 per share last year. Our continuous improvement initiatives largely offset the increased scope and cost of the outage in the second quarter of this year.

Slide 10 presents similar information for the Composite Fibers business unit for which operating profit totaled $8.9 million, a $5.3 million or 149% improvement, compared to the second quarter of 2009. The improvement was led by a 14.4% increase in shipping volume, which allowed us to run at capacity and eliminate the impact of market driven down time that we incurred last year.

Our continuous improvement initiatives also drove significant cost reductions in Composite Fibers and we benefitted from lower energy costs during the quarter.

The second quarter of 2010 is the first full quarter that we have operated the Advance Airlaid Materials business unit since we acquired Concert Industries in February of this year and the business generated operating profit of $1.9 million.

Shipping volume this quarter was less than we had expected, primarily due to greater than anticipated quarter end inventory management by some of our customers. In addition, the results were adversely impacted by about $1.2 million due to the time lag in passing on raw material cost increases to customers as allowed by the terms of our contracts. Selling prices under these contracts were increased effective July 1.

Our effective tax rate on adjusted earnings during the second quarter this year was 59.7% compared with 17.8% in the year earlier quarter. A higher tax rate this quarter is primarily due to the expiration of the research and development tax credit at the end of 2009 and the impact on deferred tax liabilities of an increase in tax rates in Germany.

During the second quarter, we generated free cash flow of $53 million compared to $59.8 million in the same quarter of 2009. During the second quarter this year we received a tax refund of $54.9 million related to alternative fuel mixture credits compared to $29.7 million last year.

Capital expenditures were $9.3 million in the 2010 second quarter. We now expect CapEx for the full year of 2010 to be $40 million to $45 million, which is $5 million lower than our previous estimate.

Total depreciation expense for 2010 is estimated at $68 million.

Overall our balance sheet remains strong and we have significant available liquidity. At June 30 we had net debt of $258.5 million, which represents an increase of $176 million from year end reflecting the Concert acquisition.

At the end of the second quarter we had significant liquidity with $42.6 million in cash and $218 million available under our revolving credit agreement.

For the remainder of 2010 we expect to incur approximately $1 million of additional integration costs related to the Concert acquisition.

And finally, I want to make a few comments on the cellulosic biofuel credit. On June 28th the IRS issued a memo that concluded that black liquor used in 2009 qualifies for the cellulosic biofuel producer credit. The credit is $1.01 per gallon and is a non-refundable income tax credit that is taxable.

We continue to review the IRS ruling and consider its applicability to Glatfelter and there remains considerable uncertainty about our ability to realize the benefit of this credit. If Glatfelter is ultimately able to realize the benefit of this credit, it could be worth up to an additional $40 million on an after tax basis.

This concludes my comments on our financial results. Dante will now provide comments about our business unit performance.

Dante Parrini - Glatfelter — EVP, COO

Thank you, John, and good morning. Our business units generated significant revenue growth during the quarter and when coupled with solid operating performance and the benefits of our continuous improvement initiatives were able to generate strong operating income.

Looking at each of the business units, I’ll start with Specialty Papers. This unit’s results improved significantly compared with the second quarter of 2009.

Total volumes shipped by Specialty Papers were 9.7% higher in this quarter when compared with the same quarter of a year ago. As a result, both facilities in this business unit have been operating at full capacity. The growth in volume shipped was driven by uncoated specialties, envelopes, security papers and business forms, which was significantly higher in the comparison to the same quarter a year ago, a continuation of trends from the latter half of 2009 reflecting our focus on expanding the products offered to both new and existing customers in these segments.

Carbonless sheets were up 39%, consistent with our performance over the past several quarters, and carbonless rolls were up approximately 3%, breaking the declining trend seen in the last several quarters due to the successful acquisition of new customers and improved economic activity. In addition engineered products increased 5% and envelope and converting paper shipments were 14% higher this quarter versus the second quarter of 2009.

Both publishing paper shipments were off 9.5% compared to a year earlier, as we moved away from less profitable commercial printing and other book publishing grades. However, shipments to the trade books segment of the market increased 20%, thereby improving our overall mix of products in this sector and within our entire Specialty Papers business unit.

Our diverse product line and industry-leading customer service again allowed us to well outperform the broader uncoated free sheet market. As I mentioned earlier, our shipments in the quarter increased approximately 10% while shipments for the uncoated free sheet market declined by 1%. Our ability to develop new business opportunities to fill our machines and continuously improve our mix of products has continued our trend of better than market performance for nearly five years.

Selling prices were higher than a year ago in each market segment with increases ranging from 1 to 4%.

During the quarter we had strong operating performance for this unit’s facilities. In addition, both the Spring Grove and Chillicothe mills successfully completed their annual maintenance outages.

As previously communicated, the scope of work was more extensive this year, requiring both additional down time and spending than last year. As expected, the total cost of the maintenance outages this year was $3.5 million higher than last year. We were able to offset most of this increase through cost reductions achieved under our continuous achievement initiatives.

From an outlook perspective, this business unit’s orders remains strong and we expect our shipping volume in the third quarter of 2010 to be approximately 8% above the second quarter levels. Selling prices are expected to increase in the same comparison as previously announced price increases are more fully implemented. And input costs on balance are expected to remain substantially unchanged.

Now let’s turn to Composite Fibers. This unit’s results also improved dramatically compared with the second quarter of 2009. Much of the improvement reflects stronger demand within the markets served by this business unit, the elimination of market-driven down time and the impact of our cost reduction initiatives.

Overall shipping volumes for this business unit increased 14% this quarter compared to the second quarter of 2009, reflecting stronger demand in each of our market segments. As a result, this business unit’s facilities have been operating at full capacity.

Shipments in Food and Beverage increased 13% compared to the second quarter of 2009 and 6.5% versus the first quarter of 2010 as a result of improved end market demand and customer restocking.

Metallized shipments increased 4.3% as a result of new business development and improving demand in 2010.

Composite Laminates increased 25%, reflecting an improvement in the broader economy and our success in new business development.

And Technical Specialties increased 55% compared to the second quarter of last year, a continuation of the diversification of our product portfolio and recovering end markets. Overall average selling prices were essentially flat compared to the year ago quarter.

Operationally Composite Fibers facilities ran very well during the quarter and our continuous improvement initiatives generated $1.5 million of cost savings in areas such as material usage, waste and yield.

From an outlook perspective for the third quarter of 2010 we expect shipping volumes, selling prices and input costs to all remain in line with the second quarter.

And finally, a few comments on Advanced Airlaid Materials. Shipping volumes for this business unit were a bit below our expectations in the second quarter, as customer quarter end inventory management practices were more significant than anticipated. However, we expect shipments in the third quarter to increase by approximately 10% compared with the second quarter levels. We also expect higher selling prices to improve results in Q3 as we are able to contractually pass through certain higher raw material costs.

As George stated in his opening remarks, our integration efforts are proceeding well. During the quarter we concluded our on-boarding and branding activities, solidified key customer and supplier relationships, completed the successful qualification of the new line in Germany and strengthened the management team, which are all necessary building blocks for Glatfelter to become the global supplier of choice in advanced airlaid materials.

I remain very excited about this acquisition and its global growth prospects for our Company. This concluded my remarks. I will now turn the call back to you, George.

George Glatfelter - Glatfelter — Chairman, CEO

Thank you, Dante. In summary, we enjoyed a successful second quarter and we expect to again deliver solid results in the third quarter. As anticipated, global economic recovery has proven to be a pretty choppy affair and I expect we’ll be confronted with this challenge through at least the remainder of the current year.

However, through the recent global recession and subsequent recovery three things stand out about Glatfelter. These are the things that matter most to our business and each was clearly reflected in our discussion this morning as well as in our second quarter financial results.

First, the diversity of our sales portfolio allowing active and nimble management of our product mix in the face of changing market dynamics, this continued to be a defining characteristic of Glatfelter in the quarter.

Continuous improvement methodology across each of our facilities has helped engage our work force and keep our costs in line. And innovation, focused upon new product development and new business development that has enabled constant reinvention of our product base.

Investors who appreciate the power of product diversification, nimbleness, continuous improvement and innovation have a pretty good basic understanding of what drives the Glatfelter business model, even in the face of sobering economic fundamentals.

I am not saying we’re bullet proof. The economy clearly has an impact upon all businesses and we’re no exception but we have proven to be very resilient and I believe we have the opportunity to remain so through the next quarter. Our performance over the past year has given me confidence that our strategy of specialization, revenue growth and aggressive cost reduction is sound and that we’re executing it well. We did so again in the second quarter.

The final strategic element of this business is the active repositioning of the Company, as most recently reflected in the acquisition of Concert Industries, now known as our Advanced Airlaid business unit. We’ve owned this business for roughly four months and we continue to be excited about its future potential.

We remain on track to realize our goal of achieving modest levels of accretion in 2010, as well as our 2011 target of $0.20 to $0.25, and we believe this acquisition can become a springboard to further penetration of growing worldwide markets for advanced fiber applications in the future.

To conclude, the performance of our Specialty Papers business is strong. We’re positive about the improving trends in Composite Fibers and the Advanced Airlaid Materials integration is proceeding on plan.

This concludes our prepared remarks for today’s call. At this point we’ll turn the call back to Brandy and ask her to open the line to address your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from Anna Torma of Soleil Securities.

Anna Torma - Soleil Securities — Analyst

Can we revisit the whole Kindle iPad impact, given the recent commentary that we’ve seen by Amazon that eBook sales are outpacing hard cover by nearly two to one and maybe comment on what you’re seeing in your markets and whether you’re needing to accelerate your plans to shift the mix as a result?

George Glatfelter - Glatfelter — Chairman, CEO

Okay, Anna. Good morning. This is George. Dante, why don’t you start with that question and I’ll perhaps conclude with a few comments.

Dante Parrini - Glatfelter — EVP, COO

Sure. Clearly eBooks are receiving a lot of attention and they appear to be here to stay. Sometimes when you see data that was released by Amazon, they were making reference to hardback but there’s also a large category of soft cover adult trade books that I don’t believe was reflected in that data.

But nonetheless there’s momentum there. EBooks are still a very small part of the overall book publishing mix and we still believe that there’s a sizable market for permanent trade book paper and we’re committed to remaining the supplier of choice and protecting our leadership position in that particular space.

I also want to call your attention to our overall performance over the last five years, where our specialty papers business unit has consistently outperformed the broader uncoated free sheet market and I believe that’s a distinct and clear reflection of the execution of our strategies to continue to diversify our product portfolio, leverage our flexible cost efficient assets and continue to develop new products in a timely and effective fashion.

So we’re not surprised by any of the market developments we’re seeing. Our core trade book volume shipments were up 20% year-over-year, which is the key component to our book publishing segment, and we will continue to work on diversifying our North American product portfolio and generating new business and new products as quickly as we need to. But we have a high level of confidence that the combination of those activities and our continuous improvement initiatives that consistently address our cost structure will allow us to outperform the broader market.

Anna Torma - Soleil Securities — Analyst

Great thanks and then just on the Composite Fibers your guidance shows improving demand but yet Q3 margins flat. Do you expect to have a change in the mix there, perhaps with composite laminates coming down or that’s impacting that? Can you give us some color on what you’re seeing in the various products there?

John Jacunski - Glatfelter — SVP, CFO

Just to clarify, our guidance for Q3 for Composite Laminates is at the — or for Composite Fibers in total — is that our shipping volume will be in line with the second quarter.

Anna Torma - Soleil Securities — Analyst

Sorry, that’s what I meant.

John Jacunski - Glatfelter — SVP, CFO

Okay so we’re not and we expected pricing and cost to be about in line as well, so we’re not projecting decline in margins in that business.

Anna Torma - Soleil Securities — Analyst

But are you seeing — I guess my question is more are you starting to see a mix? I mean, you’ve seen demand in this quarter improve in that segment and I would have expected to see a richer mix coming forward, so are you starting to see a shift in Q3 or is it just slower process of pricing recovery?

Dante Parrini - Glatfelter — EVP, COO

Well, there is some seasonality across our four market segments and our largest segment is Food and Beverage and typically this summer period is a slower period, as we ramp up for the busier fall and winter season when you have colder weather across most of Europe. But I would continue to support what John said, that we see volumes, pricing, mix essentially similar to what we see in Q2.

John Jacunski - Glatfelter — SVP, CFO

And typically Q2 is the weakest quarter for the Food and Beverage market. Typically we start to see that ramp up again in Q3 and certainly in Q4 and even with a seasonally slower period our shipments in Food and Beverage increased 6.5% over Q1 so we’re seeing good recovery in all of our markets.

We think our mix will be good. We have the capacity to continue to improve that mix with higher margin products so I don’t expect — I don’t think the mix, there’s a problem with the mix, and I don’t think there’s a problem with the margins either.

Anna Torma - Soleil Securities — Analyst

Okay great. That’s helpful; thank you.

Operator

Paul Mammola, Sidoti & Company.

Paul Mammola - Sidoti & Company — Analyst

Could you give us a sense if there’s any discernible trends in geographies and, Dante, I think you touched on it so I guess, for instance, could you say that Europe for instance was weaker than North America in the quarter or in July so far, or in July rather?

Dante Parrini - Glatfelter — EVP, COO

No I wouldn’t say that. I think we have been asked on several occasions if the concerns around sovereign debt and what may be happening in euro is affecting — in Europe — is affecting our European based business and we have not seen an effect on demand and we’ve had a pretty strong performance from Europe, eastern Europe and as well as North America, so no discernible difference at this point in time.

Paul Mammola - Sidoti & Company — Analyst

Okay and, Dante, I think again you touched on this as well. It seems like obviously price cost mix helps Specialty in the quarter but can you give us a sense of how price and materials shift quarter to quarter into 3Q?

Dante Parrini - Glatfelter — EVP, COO

Well, I’ll start with what we said last call, which was we had price increases that were announced that we were expecting in the 3% to 8% range across our various product categories. We realized 1% to 4% price increase in Q2. We expect a continued realization to roll into Q3. Our commentary on input costs were on balance essentially flat quarter-to-quarter from Specialty Papers.

John, do you have anything you’d like to add?

John Jacunski - Glatfelter — SVP, CFO

No I think that purchase pulp costs we think have peaked. We saw those prices increase throughout Q2 and we believe we’ll start to see those to edge down through Q3 and probably more pronounced perhaps past Q3. But on balance we would expect purchase pulp is going to be about even Q3 versus Q2, perhaps down slightly but not really that meaningful, considering that it rose all through Q2.

Paul Mammola - Sidoti & Company — Analyst

Okay that’s helpful and then, John, is it fair to say Concert’s written up inventory is gone by 4Q?

John Jacunski - Glatfelter — SVP, CFO

It’s gone now.

Paul Mammola - Sidoti & Company — Analyst

Okay.

John Jacunski - Glatfelter — SVP, CFO

Q3 is the end — or I’m sorry — Q2 is the end of that, so it is — will not impact our P&L going forward.

Paul Mammola - Sidoti & Company — Analyst

Okay and sticking with Concert, is there any seasonality to that business and you mentioned inventory towards the end of the quarter. Is there any restock opportunity that might be out there in that business as well?

John Jacunski - Glatfelter — SVP, CFO

I think that the history is that Q2 tends to be a little bit weaker because of customer buying patterns and then usually there’s a bit of a rebound in Q3 and we’ve reflected that in our guidance where we expect volumes to increase by 10% so that’s about the extent of the what I would call seasonality in that business.

Paul Mammola - Sidoti & Company — Analyst

But in terms of any sort of restock in some of the product lines is there any opportunity for that I guess from a de-stock level in maybe back half ‘09 or for excess then?

John Jacunski - Glatfelter — SVP, CFO

Yes I think it’s more in just normal buying patterns by customers. I don’t believe we’re going to see a significant restocking of inventories. There is perhaps some inventory that’s run down at the end of Q2, as we talked about in our release, so there might be a little bit of that but that’s reflected in our expectation of a 10% increase but I think it’s a little bit of a shift between quarters. I don’t think I would characterize it any differently.

Paul Mammola - Sidoti & Company — Analyst

Okay fair enough. Thanks for your time.

Operator

(Operator Instructions). There are no further questions at this time. I’d like to turn the call back over to George.

George Glatfelter - Glatfelter — Chairman, CEO

Okay, Brandy, thank you very much and thanks to all of you for participating in today’s call. As you can tell, we’re quite pleased with the performance of the quarter and we’re looking forward to quarter number three. So, again, thank you for your interest and your support of Glatfelter and we’ll be talking with you at a later date.

Operator

Thank you. This concludes today’s conference call. You may now disconnect.